Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation of our report dated December 23, 2005 (except for the 19th and 20th paragraphs of Note 8 as to which the date is November 4, 2006 and the 2nd paragraph of Note 9 as to which the date is January 17, 2007), relating to the financial statements and schedule of Salary.com, Inc. for the fiscal year ended March 31, 2005, included in this Form 10-K into the Company’s previously filed Registration Statement on Form S-8 File No. 333-141204.

/s/ VITALE, CATURANO & COMPANY, LTD.

Boston, Massachusetts

June 22, 2007